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ElderTrust

A Healthcare Real Estate                               101 East State Street
     Investment Trust                                  Suite 100
                                                       Kennett Square, PA  19348
                                                       T 888.234.REIT
                                                       T 610.925.4200
                                                       F 610.925.4351



Contact: D. Lee McCreary, Jr.
         President and Chief Executive Officer
         (610) 925-4200
         www.eldertrust.com


                   ElderTrust Announces Filing of Motions With
                                Bankruptcy Court
               Genesis and Multicare File Motions Seeking Approval
                  of Agreements from the U.S. Bankruptcy Court


Kennett Square, PA (November 27, 2000) - ElderTrust (NYSE:ETT), an equity healthcare REIT, today announced that Genesis Health Ventures, Inc. (OTC:GHVIQ.OB) and The Multicare Companies, Inc. today filed the required motions with the U.S. Bankruptcy Court to seek the Court's approval to enter into the proposed transactions previously announced by the Company on November 22, 2000. As was noted in that release, the motions will likely be heard by the Bankruptcy Court in January 2001, and during the period between the filing of the motions and the Court hearing, the creditors for Genesis and Multicare may object to all or any portion of the agreements. If approved, the transactions are scheduled to be completed during January 2001.

"This represents the official step in presenting the agreements to the U.S. Bankruptcy Court," said D. Lee McCreary, Jr., ElderTrust's President and Chief Executive Officer. Mr. McCreary added, "As we announced previously, if accepted as proposed these agreements would increase FFO reported for the period ended September 30, 2000, presented on an annualized basis, by approximately $1.4 million. This is an increase of approximately 18%. On a per share basis, annualized FFO reported per basic share for the period ended September 30, 2000 ($0.26 annualized to $1.04), based on an 18% increase in FFO would increase FFO per basic share to approximately $1.22. The proposed transactions, if approved by the Bankruptcy Court and completed as proposed, should provide us with increased earnings stability. As such, we believe that today's filings by Genesis and Multicare with the Bankruptcy Court of motions seeking approval of the proposed agreements is a truly significant event for us."


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ElderTrust is a real estate investment trust that invests in real estate properties used in the healthcare services industry, principally along the East Coast of the United States. Since commencing operations in January 1998, and without giving effect to the above described agreements, the Company has acquired direct and indirect interests in 31 buildings and has loans outstanding of $31 million, net of allowance, in construction and term financing on eight additional healthcare facilities.

Certain matters discussed within this press release may be deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although ElderTrust believes the expectations reflected in such forward-looking statements are reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from ElderTrust's expectations include the extent to which Genesis and Multicare continue to make lease and loan payments to the Company, approval of the agreements reached between ElderTrust and Genesis and Multicare and completion of the transactions contemplated thereby, real estate conditions, the Company's ability to refinance its existing bank credit facility when it matures in June 2001 or to further extend the maturity date thereof, changes in the economic conditions and other risks detailed from time to time in the Company's SEC reports and filings. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.


                       For more information on ElderTrust
                visit ElderTrust's website at www.eldertrust.com

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